                                                                    Exhibit 99.4

                        UNITED COMMUNITY FINANCIAL CORP.

               (PROPOSED HOLDING COMPANY FOR THE HOME SAVINGS AND
                       LOAN COMPANY OF YOUNGSTOWN, OHIO )
                                YOUNGSTOWN, OHIO



                          PROPOSED MARKETING MATERIALS

                             Marketing Materials for
              The Home Savings and Loan Company of Youngstown, Ohio

                                Table of Contents
                                -----------------


I.                Press Release
                  A.   Explanation
                  B.   Schedule
                  C.   Distribution List
                  D.   Examples

II.               Question and Answer Brochure
                  A.   Explanation
                  B.   Method of Distribution
                  C.   Example

III.              Officer and Director Brochure
                  A.   Explanation
                  B.   Method of Distribution
                  C.   Example

IV.               Counter Cards, Lobby Posters and a Tombstone Announcement
                  A.   Explanation
                  B.   Quantity
                  C.   Examples

V.                Community Meeting Invitation and Prospect Letters
                  A.   Explanation
                  B.   Examples

VI.               IRA Mailing
                  F.   Explanation
                  G.   Example

VII.              Letters
                  G.   Explanation
                  H.   Example

VIII.             Proxygram
                  A.   Explanation
                  B.   Example

                                I. Press Releases


A.       Explanation

         In an effort to ensure that all customers, community members, and other interested investors receive prompt accurate information in a simultaneous manner, Trident Securities, Inc. advises The Home Savings and Loan Company to forward press releases to national and regional publications, newspapers, radio stations, etc., at various points during the Conversion process.

         Only press releases approved by Conversion Counsel will be forwarded for publication in any manner.

B.       Press Releases

         1. Approval of Conversion by the Office of Thrift Supervision and the Securities and Exchange Commission (mid to late May 1998)

         2.       Close of Stock Offering

C. Distribution Lists (see attached) (Note: Distribution to be coordinated with PR firm)

D.       Examples (see attached)

                        National Media Distribution List
                        --------------------------------



AMERICAN BANKER
One State Street Plaza
New York, New York  10004
Michael Weinstein

BUSINESS WIRE
212 South Tryon
Suite 1460
Charlotte, North Carolina  28281

WALL STREET JOURNAL
World Financial Center
200 Liberty
New York, New York  10004

SNL SECURITIES
Post Office Box 2124
Charlottesville, Virginia  22902

BARRONS
Dow Jones & Company
Barron's Statistical Information
200 Burnett Road
Chicopee, Massachusetts  01020

INVESTORS BUSINESS DAILY
12655 Beatrice Street
Post Office Box 661750
Los Angeles, California  90066


                                LOCAL MEDIA LIST
                              (Provided by PR Firm)

D.       Press Release
                                                FOR IMMEDIATE RELEASE
                                                For More Information Contact:
                                                Douglas M. McKay, President
                                                Telephone:  (330) 742-0500

              THE HOME SAVINGS AND LOAN COMPANY STOCK SALE APPROVED
              -----------------------------------------------------

         Youngstown, Ohio, _________, 1998 - Mr. Douglas M. McKay, President and Chief Executive Officer of The Home Savings and Loan Company of Youngstown, Ohio, announced today that The Home Savings and Loan Company of Youngstown, Ohio has received approval from the Office of Thrift Supervision and the Division of Financial Institutions of the Department of Commerce of the State of Ohio to convert from a state chartered mutual savings and loan association to a permanent capital stock savings and loan association. In connection with the Conversion, The Home Savings and Loan Company has formed a holding company, United Community Financial Corp. to hold all of the outstanding capital stock of The Home Savings and Loan Company.

         A Prospectus and Proxy Statement describing the Plan of Conversion will be mailed to certain members of The Home Savings and Loan Company on or about _________, 1998. Under the Plan of Conversion, United Community Financial Corp. is offering an estimated 25,000,000 shares of common stock at $10.00 per share. Certain of The Home Savings and Loan Company's past and present members will have the opportunity to purchase stock through a subscription offering that closes on _________, 1998. Shares that are not subscribed for during the subscription offering, if any, will be offered to the general public, with preference given to natural persons who are residents of Columbiana, Mahoning and Trumbull Counties, Ohio, in a community offering. The offerings are being managed by Trident Securities, Inc., of Raleigh, North Carolina and McDonald & Company Securities, Inc., Cleveland, Ohio.

         As a result of the Conversion, The Home Savings and Loan Company will be structured in the stock form, just like all commercial banks and an increasing number of savings institutions, and will become a subsidiary of United Community Financial Corp.

          According to Mr. McKay, "Our day to day operations will not change as a result of the Conversion and deposits will continue to be insured by the FDIC up to the applicable legal limits".

         The Home Savings and Loan Company is headquartered in Youngstown, Ohio. The Bank was organized in 1889. At December 31, 1997, The Home Savings and Loan Company had total assets of $1.0 billion and total equity of $141.4 million.

         Customers or interested members of the community with questions concerning the stock offering should call the institution at (330) 747-1111 or visit any Home Savings and Loan Company office.

D.       Press Release                      FOR IMMEDIATE RELEASE
                                            Contact: Douglas M. McKay, President
                                            Telephone: (330) 742-0500



              UNITED COMMUNITY FINANCIAL CORP. HOLDING COMPANY FOR
              ----------------------------------------------------
                       THE HOME SAVINGS AND LOAN COMPANY,
                       ----------------------------------
                        COMPLETES INITIAL STOCK OFFERING
                        --------------------------------

         Youngstown, Ohio _________, 1998 - Douglas M. McKay, President and Chief Executive Officer of The Home Savings and Loan Company, Youngstown, Ohio, announced today that United Community Financial Corp., the proposed holding company for The Home Savings and Loan Company, has completed its initial common stock offering. In connection with the stock offering, United Community Financial Corp. sold a total of _______ shares at $10 per share. It is anticipated that the common stock of United Community Financial Corp. will begin trading on the NASDAQ National Market System on _________, 1998 under the symbol "UCFC." Trident Securities, Inc. and McDonald & Company Securities, Inc. will be market makers in the stock.

         The net proceeds contributed to The Home Savings and Loan Company upon Conversion will substantially increase its capital. The Home Savings and Loan Company will use the funds contributed to it for general corporate purposes, including, initially, local lending and investment in short-term U.S. Government and agency obligations.

         On _______, 1998, The Home Savings and Loan Company's Plan of Conversion was approved by The Home Savings and Loan Company's depositor and borrower members at a Special Meeting that was held at the main office of the institution.

         Mr. McKay stated, "The Officers and Board of Directors of The Home Savings and Loan Company express their thanks for the response by customers and the community to the stock offering. The Home Savings and Loan Company looks forward to serving the needs of its customers as a stock institution."

II.  Question and Answer Brochure

A.       Explanation

         The Question and Answer brochure is an essential marketing piece in any Conversion. It serves to answer some of the most commonly asked questions in "plain, everyday language." Although most of the answers are taken verbatim from the Prospectus and Proxy Statement, it assists the individual in finding answers to simple questions.

         Conversion Counsel approves the language for each Question and Answer. Trident Securities, Inc. and The Home Savings and Loan Company and it's advertising agency will be responsible for any introductory or concluding remarks, design, layout, color, and paper stock. This will be coordinated through Trident Securities, Inc. in conjunction with the financial printer.

B.       Method of Distribution

         There are three primary methods of distribution of the Question and Answer brochure. However, regardless of the method of distribution, the brochure is always accompanied by a Prospectus.

         1. A Question and Answer brochure is sent out in the initial mailing to all members of The Home Savings and Loan Company.

         2. Question and Answer brochures are available in The Home Savings and Loan Company's offices.

         3. Question and Answer brochures are sent out in a standard information packet to all interested investors who phone the Conversion Information Center requesting information.

C.       Example

C.       Example

                        HOME SAVINGS OF YOUNGSTOWN, OHIO


  Questions and Answers Regarding the Subscription Offering and the Community
                                    Offering


                           MUTUAL TO STOCK CONVERSION
                           --------------------------

         The Board of Directors of The Home Savings and Loan Company of Youngstown, Ohio ("HOME SAVINGS" or the "Company") has adopted a plan of conversion (the "Plan") to convert from an Ohio mutual savings and loan association to an Ohio capital stock savings and loan association (the "Conversion") and simultaneously become a wholly-owned subsidiary of United Community Financial Corp., an Ohio corporation organized by HOME SAVINGS to own all of the outstanding common shares of HOME SAVINGS ("UCFC" or the "Holding Company").

         This brochure is provided to answer general questions you might have about the Conversion and about your opportunity to invest in common shares of UCFC. Following the Conversion, HOME SAVINGS will continue to provide financial services to its depositors, borrowers and other customers as it has in the past and will operate with its existing management and employees. The Conversion will not affect the terms, balances, interest rates or existing federal insurance coverage on HOME SAVINGS' deposits or the terms or conditions of any loans to existing borrowers under their contract arrangements with HOME SAVINGS.

         For complete information regarding the Conversion, see the Prospectus and the Proxy Statement. Copies of each of the Prospectus and the Proxy Statement may be obtained by calling the Conversion Information Center at (330) 747-1111.

THIS INFORMATION DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY UCFC COMMON SHARES. OFFERS TO BUY OR TO SELL MAY BE MADE ONLY BY THE PROSPECTUS. PLEASE READ THE PROSPECTUS PRIOR TO MAKING AN INVESTMENT DECISION.

THE COMMON SHARES OF UCFC BEING OFFERED ARE NOT SAVINGS ACCOUNTS OR DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE SAVINGS ASSOCIATION INSURANCE FUND OR THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

1.       Q.       WHAT IS A "CONVERSION"?

         A. A Conversion is a change in the legal form of organization. HOME SAVINGS currently operates as a mutual savings and loan association with no shareholders. Through the Conversion, HOME SAVINGS will become a stock savings and loan association and will form a holding company, UCFC, which will ultimately own all of the outstanding shares of HOME SAVINGS. UCFC will issue common shares in the Conversion, as described below, and will be a publicly-owned company.

2.       Q.       WHY IS HOME SAVINGS CONVERTING?

         A. As a mutual savings and loan association, HOME SAVINGS does not have shareholders and has no authority to issue capital stock. By converting to the stock form of organization, HOME SAVINGS will be structured in the form used by commercial banks, most business entities and a growing number of savings institutions. The Conversion will be important to the future growth and performance of HOME SAVINGS by providing a larger capital base from which it may operate, enhancing future access to capital markets and, if desired, enhancing HOME SAVINGS' ability to diversify and expand into other financial service-related activities. Currently, HOME SAVINGS has no specific plans, agreements, arrangements or understandings regarding such diversification.

3.       Q.       WILL THE CONVERSION HAVE ANY EFFECT ON A PERSON'S SAVINGS
                  ACCOUNTS, CERTIFICATES OF DEPOSIT OR LOANS WITH HOME SAVINGS?

         A. No. The Conversion will not change the amount, interest rate or withdrawal rights of any savings and checking accounts or certificates of deposit. The rights and obligations of borrowers under their loan agreements will not be affected. However, upon consummation of the Conversion, HOME SAVINGS' deposit account holders will no longer have voting rights in HOME SAVINGS, and will not have voting rights in UCFC unless they purchase common shares.

4.       Q.       WILL THE CONVERSION CAUSE ANY CHANGES IN PERSONNEL OR
                  MANAGEMENT?

         A. No. The Conversion will not cause any changes in the personnel or management of HOME SAVINGS.. The normal day-to-day operations will continue as before.

5.       Q.       DID THE BOARD OF DIRECTORS OF HOME SAVINGS APPROVE THE
                  CONVERSION?

                  Yes. The Board of Directors unanimously adopted the Plan on December 9, 1997, and amended the Plan on May 6, 1998.

6        Q.       HOW WILL THE COMMUNITY BENEFIT FROM THE CONVERSION?

         A. In 1991, HOME SAVINGS established the Home Savings Charitable Foundation

                  (the "Foundation"), which is an exempt organization under
                  Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the "Code"). Each year since the Foundation was established, HOME SAVINGS has made annual contributions to the Foundation in furtherance of HOME SAVINGS' commitment to the communities that it serves. In connection with the Conversion, UCFC intends to contribute to the Foundation approximately 5.0% of the number of common shares issued in the Conversion, subject to the overall limitation of 1,250,000 common shares. HOME SAVINGS and UCFC believe that the contribution of common shares to the Foundation will benefit the long term value of HOME SAVINGS' community banking franchise by enabling the communities it serves to share in the potential growth and success of HOME SAVINGS and UCFC over the long term.

         THE SUBSCRIPTION OFFERING, THE COMMUNITY OFFERING AND THE SYNDICATED COMMUNITY OFFERING

7.       Q.       WHO IS ENTITLED TO SUBSCRIBE FOR COMMON SHARES OF UCFC?

         A. Rights to subscribe for common shares will be given in order of priority to (i) each account holder, who, at the close of business on July 31, 1996 ("Eligibility Record Date"), had one or more deposit accounts with deposit balances, in the aggregate, of $50 or more (a "Qualifying Deposit") with HOME SAVINGS ("Eligible Account Holders"), (ii) the United Community Financial Corp. Employee Stock Ownership Plan (the "ESOP"), (iii) each account holder who, at the close of business on March 31, 1998 ("Supplemental Eligibility Record Date"), had a Qualifying Deposit with HOME SAVINGS ("Supplemental Eligible Account Holders"), (iv) members of HOME SAVINGS as of April 30, 1998 ("Other Members") and (v) directors, officers and employees of HOME SAVINGS.

                  IT IS THE RESPONSIBILITY OF EACH SUBSCRIBER QUALIFYING AS AN ELIGIBLE ACCOUNT HOLDER, SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDER OR OTHER MEMBER TO LIST COMPLETELY ALL ACCOUNT NUMBERS FOR QUALIFYING SAVINGS ACCOUNTS AS OF THE QUALIFYING DATE ON THE STOCK ORDER FORM. FAILURE TO DO SO MAY RESULT IN A REDUCTION OR ELIMINATION OF A SUBSCRIBER'S ORDER.

                  Shares that are not subscribed for during the Subscription Offering, if any, may be offered to the general public through a Community Offering with preference given to natural persons who are residents of Mahoning, Columbiana and Trumbull Counties, Ohio (the "Local Community"). It is anticipated that any shares not subscribed for in the Subscription Offering and the Community Offering will be offered to certain members of the general public through a syndicate of registered broker dealers pursuant to selected dealers agreements in a Syndicated Community Offering.

8.       Q.       HOW DO I SUBSCRIBE FOR COMMON SHARES OF UCFC?

         A. Eligible subscribers wishing to exercise their subscription rights must return the completed stock order form along with full payment or appropriate instructions authorizing a withdrawal from a deposit account at HOME SAVINGS to HOME SAVINGS in the postage-paid envelope provided, so that the stock order form and payment or withdrawal authorization instructions are RECEIVED on or prior to the close of the Subscription Offering which will be 12:00 noon, Eastern Daylight Time, on ___________, 1998, unless extended.

9.       Q.       HOW CAN I PAY FOR MY SUBSCRIPTION ORDER?

         A. You may pay for your order in cash, but only if delivered in person to HOME SAVINGS or by check or money order. Subscription funds will earn interest at HOME SAVINGS' passbook rate from the day the funds are received by HOME SAVINGS until the completion or termination of the Conversion.

                  You may also authorize HOME SAVINGS to withdraw funds from your HOME SAVINGS savings account or certificate of deposit without early withdrawal penalty. These funds will continue to earn interest at the rate in effect for your account until completion of the Conversion at which time your funds will be withdrawn for your purchase. Funds remaining in this account (if any) will continue at the contractual rate unless the withdrawal reduces the account balance below the applicable minimum, in which case you will receive interest at the passbook rate. A hold will be placed on your account for the amount you specify for payment for common shares. You will not have access to these funds from the day HOME SAVINGS receives your order until the completion or termination of the Conversion.

                  If you want to use funds in your Individual Retirement Account ("IRA") held at HOME SAVINGS to subscribe for shares, call our Conversion Information Center at (330) 747-1111 for assistance. There will be no early withdrawal or IRS penalties incurred by these transactions. It takes several days to process the necessary IRA forms and, therefore, it is necessary that you make arrangements by ___________, 1998, to accommodate your order.

10.      Q.       HOW MANY COMMON SHARES OF UCFC ARE BEING OFFERED?

         A. UCFC is offering up to 28,937,500 common shares at a price of $10.00 per share. The number of shares may be decreased to 21,250,000 or increased to 33,465,625 in response to the independent appraiser's final determination of the consolidated pro forma market value of UCFC and HOME SAVINGS, as converted.

11.      Q.       WHAT IS THE MINIMUM AND MAXIMUM NUMBER OF COMMON SHARES THAT I
                  CAN PURCHASE IN THE CONVERSION?

         A. The minimum number of common shares any person may purchase is 25 shares. No stock order form will be accepted for less than $250. Each Eligible Account Holder, Supplemental Eligible Account Holder and Other Eligible Member may purchase in the Subscription Offering not more than 30,000 common shares.

12.      Q.       MUST I PAY A COMMISSION ON THE SHARES FOR WHICH I SUBSCRIBE?

         A. No. You will not pay a commission on shares purchased in the Subscription Offering, the Community Offering, if any, or the Syndicated Community Offering, if any.

13.      Q.       WILL I RECEIVE INTEREST ON FUNDS I SUBMIT FOR SHARE PURCHASES?

         A. Yes. HOME SAVINGS will pay its current passbook rate from the date funds are received (with a completed stock order form) during the Subscription Offering and the Community Offering until the completion of the Conversion.

14.      Q.       IF I HAVE MISPLACED MY STOCK ORDER FORM, WHAT SHOULD I DO?

         A. HOME SAVINGS will mail you another order form, or you may obtain one from any HOME SAVINGS' office. If you need assistance in obtaining or completing a Stock Order Form, please call the Conversion Information Center at (330) 747-1111 or visit the Conversion Information Center.

15.      Q.       WILL THERE BE ANY DIVIDENDS PAID ON THE SHARES?

         A. Following the completion of the Conversion, the Board of Directors of UCFC intends to establish a dividend policy. The declaration and payment of dividends or other capital distributions by UCFC will be subject to the discretion of the Board of Directors of UCFC, to the earnings and financial condition of UCFC and HOME SAVINGS and to general economic conditions. The timing of the payment of dividends and the annual rate will depend upon a determination by the Board of Directors of UCFC that the net income, capital and financial condition of UCFC and the general economy justify the declaration and payment of dividends by UCFC. No assurance can be given, however, that dividends will be paid or, if paid, will continue in the future. In accordance with the policy of the Office of Thrift Supervision, UCFC will not undertake an extraordinary tax-free return of capital to its shareholders during the first year following the completion of the Conversion.

16.      Q.       HOW MANY SHARES DO THE DIRECTORS AND OFFICERS OF HOME
                  SAVINGS INTEND TO PURCHASE THROUGH THE SUBSCRIPTION OFFERING?

         A. Directors and executive officers intend to purchase approximately 5,320,000 of the common shares to be offered in the Conversion (approximately 2.128% if 25,000,000 shares are sold in the Conversion). The directors and officers will pay the same $10 purchase price as that paid by members and the general public.

17.      Q.       ARE THE SUBSCRIPTION RIGHTS TRANSFERABLE TO ANOTHER PARTY?

         A. NO. Pursuant to federal regulations, subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members may be exercised only by the person(s) to whom they are granted. Any person found to be transferring or selling subscription rights will be subject to forfeiture of such rights and other penalties.

18.      Q.       I CLOSED MY ACCOUNT SEVERAL MONTHS AGO. SOMEONE TOLD ME
                  THAT I AM STILL ELIGIBLE TO BUY STOCK. IS THAT TRUE?

         A. If you were an account holder on the Eligibility Record Date (July 31, 1996), the Supplemental Eligibility Record Date (March 31, 1998) or the Voting Record Date (May 6, 1998) you are entitled to purchase shares regardless of whether or not you continue to hold your HOME SAVINGS account.

19.      Q.       MAY I OBTAIN A LOAN FROM HOME SAVINGS USING SHARES AS
                  COLLATERAL TO PAY FOR MY SHARES?

         A. No. Federal regulations do not allow HOME SAVINGS to make loans for this purpose, but another financial institution may make a loan for this purpose.

20.      Q.       CAN I PURCHASE SHARES USING FUNDS IN A HOME SAVINGS IRA
                  ACCOUNT?

         A. Yes. Contact the Conversion Information Center at (330) 747-1111 for additional information. It takes several days to process the necessary IRA forms and, therefore, it is necessary that you make arrangements by ________, 1998, to accommodate your order.

21.      Q.       WILL THE FEDERAL DEPOSIT INSURANCE CORPORATION ("FDIC") INSURE
                  THE SHARES OF STOCK?

         A. No. The shares of UCFC are not savings deposits or savings accounts and will not be insured by the FDIC or any other government agency.

22.      Q.       WILL THERE BE A MARKET FOR THE SHARES FOLLOWING THE
                  CONVERSION?

         A. UCFC has never issued stock before, and consequently there is no established market for its common shares. UCFC has received conditional approval to have the common shares listed on The Nasdaq National Market System under the symbol "UCFC". Trident Securities, Inc., McDonald & Company Securities, Inc. and CIBC Oppenheimer Corp. intend to make a market in the common shares. However, purchasers of common shares should recognize that no assurance can be given that an active and liquid trading market will develop or, if developed, will be maintained.

         ABOUT VOTING "FOR" THE PLAN OF CONVERSION

23.      Q.       AM I ELIGIBLE TO VOTE AT THE SPECIAL MEETING OF MEMBERS TO BE
                  HELD TO CONSIDER THE PLAN?

         A. If you were a member of HOME SAVINGS on May 6, 1998 (the "Voting Record Date", you are eligible to vote at the Special Meeting of Members to be held on ________, 1998. However, members of record as of the close of business on the Voting Record Date who cease to be depositors prior to the date of the Special Meeting are no longer members and will not be entitled to vote at the Special Meeting. If you are a Voting Member, you should have received a proxy statement and proxy card with which to vote.

24.      Q.       HOW MANY VOTES DO I HAVE AS A VOTING MEMBER?

         A. HOME SAVINGS' charter provides that each account holder is entitled to one vote for each $100, or fraction thereof, on deposit in such account.

25.      Q.       IF I VOTE "AGAINST" THE PLAN AND IT IS APPROVED, WILL I BE
                  PROHIBITED FROM BUYING COMMON SHARES DURING THE SUBSCRIPTION
                  OFFERING?

         A. No. Voting against the Plan in no way restricts you from purchasing stock in either the Subscription Offering, the Community Offering or the Syndicated Community Offering.

26.      Q.       WHAT HAPPENS IF HOME SAVINGS DOES NOT GET ENOUGH VOTES TO
                  APPROVE THE PLAN?

         A. The Conversion would not take place and HOME SAVINGS would remain a mutual savings and loan association.

27.      Q.       AS A VOTING MEMBER OF HOME SAVINGS, AM I REQUIRED TO VOTE?

         A. No. However, failure to return your proxy card will have the same effect as a vote "Against" the Plan.

28.      Q.       WHAT IS A PROXY CARD?

         A. A Proxy Card gives you the ability to vote without attending the Special Meeting in person. However, you may attend the meeting and vote in person, even if you have previously returned your proxy card.

29.      Q.       HOW DOES THE CONVERSION AFFECT ME?

         A. The Conversion is intended, among other things, to assist HOME SAVINGS in maintaining and expanding its many services to HOME SAVINGS' customers and community. By purchasing shares, you will also have the opportunity to invest in UCFC, the proposed holding company for HOME SAVINGS. However, there is no obligation to purchase shares. The purchase of shares is strictly optional.

30.      Q.       HOW CAN I GET FURTHER INFORMATION CONCERNING THE OFFERING?

         A. You may call the Conversion Information Center, at (330) 747-1111 for further information or to request a copy of the Prospectus, Proxy Statement, Stock Order Form and Proxy Card.


THIS BROCHURE IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY COMMON SHARES. THE OFFER IS MADE ONLY BY THE PROSPECTUS. A PROSPECTUS CAN BE OBTAINED AT A HOME SAVINGS OFFICE OR BY CALLING THE CONVERSION INFORMATION CENTER. THERE SHALL BE NO SOLICITATION OF AN OFFER OR SALE OF STOCK IN ANY JURISDICTION IN WHICH ANY OFFER, SOLICITATION OF AN OFFER OR SALE OF COMMON SHARES WOULD BE UNLAWFUL.

THE COMMON SHARES ARE NOT A DEPOSIT OR ACCOUNT AND ARE NOT FEDERALLY INSURED OR
                                  GUARANTEED.

                              FOR YOUR CONVENIENCE

 In order to assist you during the stock offering period, we have established a Conversion Information Center to answer your questions. Please call:

                                 (330) 747-1111

                  III. Officer and Director Brochure (optional)


A.       Explanation

         An Officer and Director Brochure merely highlights the intended stock purchases shown in the Prospectus.

B.       Method of Distribution

         There are three primary methods of distribution of Officer and Director Brochures. However, regardless of the method of distribution, they are always accompanied by a Prospectus.

         1. An Officer and Director Brochure is sent out in the initial mailing to all members of The Home Savings and Loan Company.

         2. Officer and Director Brochures will be available in any of The Home Savings and Loan Company's offices.

         3. Officer and Director Brochures are sent out in a standard information packet to all interested investors who telephone the Conversion Information Center requesting information.

                 OFFICER AND DIRECTOR STOCK PURCHASE COMMITMENTS





                                                                            Aggregate           Percent of
                                                  Total Shares           Purchase Price     Total Offering (1)
                                                  ------------           --------------     ------------------
Name and Position
-----------------

Richard M. Barrett                                   31,000                   $310,000              .124
James E. Bennett, Jr.                                 1,000                     10,000              .004
Charles B. Cushwa, III                               60,000                    600,000              .24
Donald R. Inglis                                     30,000                    300,000              .12
Patrick A. Kelly                                     60,000                    600,000              .24
Gary Keller                                          60,000                    600,000              .24
William A. Holdford                                  10,000                    100,000              .04
Douglas M. McKay                                     80,000                    800,000              .32
Herbert F. Schuler, Sr.                              90,000                    900,000              .36
Clarence R. Smith, Jr.                               25,000                    250,000              .10
Robert J. Steele, Jr.                                10,000                    100,000              .04
Donald J. Varner                                     60,000                    600,000              .24
John F. Zimmerman, Jr.                               15,000                    150,000              .06
                                                    -------                 ----------            -----
TOTAL                                               532,000                 $5,320,000            2.128%
                                                    =======                 ==========            =====


(1) At the midpoint of the offering and assumes enough common shares will be available to satisfy all subscriptions.

THIS BROCHURE IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY
   COMMON SHARES. THE OFFER IS MADE ONLY BY THE PROSPECTUS. THERE SHALL BE NO SOLICITATION OF AN OFFER OR SALE OF COMMON SHARES IN ANY JURISDICTION IN WHICH
ANY OFFER, SOLICITATION OF AN OFFER OR SALE OF COMMON SHARES WOULD BE UNLAWFUL.

THE COMMON SHARES ARE NOT A DEPOSIT OR ACCOUNT AND ARE NOT FEDERALLY INSURED OR
                                  GUARANTEED.

         IV. Counter Cards, Lobby Posters and the Tombstone Announcement

A.       Explanation

         Counter cards, lobby posters and the tombstone announcement serve three purposes: (1) As a notice to The Home Savings and Loan Company's customers and members of the local community that the stock sale is underway; (2) to remind the customers of the end of the Subscription Offering; and (3) to invite members of the community to an informational meeting, if applicable. Trident has learned in the past that many people need reminding of the deadline for subscribing and therefore we suggest the use of these simple reminders.

B.       Quantity

         Approximately 3 - 4 counter cards may be used at The Home Savings and Loan Company's offices, at teller windows and on customer service representatives' desks. These counter cards will be exact duplicates of the lobby poster and will be no larger than 8-1/2" x 11".

         Approximately 1 - 2 lobby posters may be used at the offices of The Home Savings and Loan Company. These posters will be approximately 2' x 3'.

         Tombstone announcements may be used for placement in local newspapers. The advertisements will run no more than twice each in the local newspaper. The ads will be no larger than 8-1/2" x 11".

C.       Examples enclosed

                                                                          POSTER





                 The Home Savings and Loan Company of Youngstown



                            STOCK OFFERING MATERIALS
                                 AVAILABLE HERE



                 Customer Priority Rights for the Stock Offering
                       by United Community Financial Corp.
                            Expire on ________, 1998

                                                                          POSTER


For the first time ever, you can own stock in The Home Savings and Loan Company of Youngstown, Ohio.

Customers of The Home Savings and Loan Company of Youngstown, Ohio have the opportunity to invest in The Home Savings and Loan Company of Youngstown, Ohio by purchasing common stock in the newly-formed holding company, United Community Financial Corp.

The common shares are being offered in a Subscription Offering to certain eligible deposit account holders and members of The Home Savings and Loan Company of Youngstown, Ohio until __________, 1998.

A Proxy Statement and Prospectus relating to these securities were recently mailed to all eligible customers. Additional Prospectuses, relating to these securities, are available at any of our branch offices or by calling our Conversion Information Center at (330) 747-1111.

Your Subscription Rights expire on ___________, 1998.

The common shares offered in the conversion are not savings accounts or deposits and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

This announcement shall not constitute an offer to sell or a solicitation of an offer to buy common shares. The offer is made only by the Prospectus. There shall be no sale of common shares in any state in which any offer, solicitation of an offer or sale of common shares would be unlawful.

--------------------------------------------------------------------------------
  This announcement is neither an offer to sell nor a solicitation of an offer to buy these securities. The offer is made only by the Prospectus. These shares have not been approved or disapproved by the Securities and
 Exchange Commission, the Office of Thrift Supervision or the Federal Deposit
  Insurance Corporation, nor has such Commission, Office or Corporation passed upon the accuracy or adequacy of the Prospectus. Any representation to the contrary is a criminal offense.



NEW ISSUE                                                          ______, 1998



                             UP TO 28,937,500 SHARES


                     These shares are being offered pursuant
                         to a Plan of Conversion whereby


                       THE HOME SAVINGS AND LOAN COMPANY
                               OF YOUNGSTOWN, OHIO


          will convert from an Ohio mutual savings and loan association to an Ohio permanent capital stock savings and loan association and become the wholly-owned subsidiary of


                        UNITED COMMUNITY FINANCIAL CORP.


                                  COMMON SHARES


                                 ---------------


                             PRICE $10.00 PER SHARE

                                 ---------------




Copies of the Prospectus may be obtained in any State in which this announcement is circulated from such of the undersigned or other brokers and dealers as may legally offer these securities in such state.




                            TRIDENT SECURITIES, INC.
                       MCDONALD & COMPANY SECURITIES, INC.
                             CIBC OPPENHEIMER CORP.




                For a copy of the Prospectus call (330) 747-1111.

--------------------------------------------------------------------------------

                         V. Community Meeting Materials



A.       Explanation

         In order to educate the public about the stock offering, Trident suggests holding Community meetings in various locations. In an effort to target a group of interested investors, Trident requests that each Director and Executive Officer of The Home Savings and Loan Company submit a list of acquaintances that he or she would like to invite to a Community meeting.

B.       Method of Distribution of Invitations and Prospect Letters

         Each Director and/or Officer submits his list of prospects.

         Invitations are sent to each Director's prospects through the mail. All invitations are preceded by a Prospectus and all attendees are given a Prospectus at the meeting.

                                                             PROSPECT INVITATION


================================================================================



                           The Directors and Officers

                                       of

              The Home Savings and Loan Company of Youngstown, Ohio

                     cordially invite you to attend a brief

                  presentation regarding the stock offering of

         United Community Financial Corp., our proposed holding company.



                Please join us at one of the following meetings:


                Place              Place                      Place
               Address            Address                    Address
                Date               Date                       Date
            at ____ p.m.       at ____ p.m.               at ____ p.m.




                         Hors d'oeuvres will be served.



      Space is Limited so Please call (330) 747-1111 if You Plan to Attend.

================================================================================

                                 VI. IRA Mailing



A.       Explanation

         A special IRA mailing is proposed to be sent to all IRA customers of HOME SAVINGS in order to alert the customers that funds held in an IRA can be used to purchase stock. Since this transaction is not as simple as designating funds from a certificate of deposit like a normal stock purchase, this letter informs the customer that this process is slightly more detailed and cannot be done through the mail.

B.       Quantity

         One IRA letter is proposed to be mailed to each IRA customer of The Home Savings and Loan Company. These letters would be mailed following OTS approval for the Conversion and after each customer has received the initial mailing containing a Proxy Statement and a Prospectus.

C.       Example - Enclosed

                  The Home Savings and Loan Company Letterhead



                                 ________, 1998


Dear Individual Retirement Account Participant:

         As you know, The Home Savings and Loan Company of Youngstown, Ohio ("Home Savings") is in the process of converting from an Ohio mutual savings and loan association to an Ohio permanent capital stock savings and loan association, and has formed United Community Financial Corp. ("UCFC") to hold all of the stock of Home Savings (the "Conversion"). Through the Conversion, certain current and former depositors of Home Savings have the opportunity to purchase common shares of UCFC in a Subscription Offering. UCFC currently is offering up to 28,937,500 common shares, subject to adjustment, at a price of $10.00 per share.

         As the holder of an individual retirement account ("IRA") at Home Savings, you may use your IRA funds to subscribe for the common shares. If you desire to purchase common shares of UCFC through your IRA, Home Savings can assist you in self-directing those funds. This process can be done without an early withdrawal penalty and generally without a negative tax consequence to your IRA.

         If you are interested in receiving more information on self-directing your IRA, please contact our Conversion Information Center at (330) 747-1111. Because it takes several days to process the necessary IRA forms, a response must be received by _______, 1998 to accommodate your interest.

                                   Sincerely,



                                   Douglas M. McKay
                                   President


The common shares offered in the Conversion are not savings accounts or deposits and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

  This is not an offer to sell or a solicitation of an offer to buy the common shares. The offer is made only by the Prospectus. There shall be no sale of common shares in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

                                  VII. Letters


A.       Explanation

         Cover letters to accompany offering materials.

B.       Method of Distribution

         Enclosed with the initial mailing.

C.       Examples

                              (Trident Letterhead)




                                ___________, 1998





To Members and Friends of The Home Savings and Loan Company of Youngstown, Ohio:

         Trident Securities, Inc., McDonald & Company Securities, Inc. and CIBC Oppenheimer Corp., members of the National Association of Securities Dealers, Inc., are assisting The Home Savings and Loan Company of Youngstown, Ohio ("Home Savings") in its conversion from a mutual savings and loan association to a permanent capital stock savings and loan association and the concurrent offering of common shares by United Community Financial Corp. ("UCFC"), an Ohio corporation recently formed for the purpose of acquiring all of the stock of Home Savings (the "Conversion").

         At the request of Home Savings, we are enclosing materials explaining the Conversion process and your right to subscribe for common shares of HOME SAVINGS. Please read the enclosed offering materials carefully before subscribing for common shares.

         If you have any questions, please call the Conversion Information Center at (330) 747-1111.



                                              Sincerely,

                                              TRIDENT SECURITIES, INC.




Enclosures




The common shares offered in the Conversion are not savings accounts or deposits and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

  This is not an offer to sell or a solicitation of an offer to buy the common shares. The offer is made only by the Prospectus. There shall be no sale of common shares in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

                 (The Home Savings and Loan Company Letterhead)

                                ___________, 1998

Dear Valued Member:

         The Home Savings and Loan Company of Youngstown, Ohio ("Home Savings") is pleased to announce that we have received regulatory approval to proceed with our plan to convert from a mutual savings and loan association to a permanent capital stock savings and loan association (the "Conversion"), conditioned upon receipt of approval by Home Savings' members, among other things. This Conversion is a significant event in the history of Home Savings in that it allows customers, directors and employees an opportunity to subscribe for common shares of United Community Financial Corp. ("UCFC"), the proposed holding company for Home Savings.

         We want to assure you that the Conversion will not affect the terms, balances, interest rates or existing FDIC insurance coverage on deposits at Home Savings, or the terms or conditions of any loans to existing borrowers under their individual contract arrangements with Home Savings. Let us also assure you that the Conversion will not result in any changes in the management, personnel or the Board of Directors of Home Savings.

         A special meeting of the members of Home Savings will be held on ___________, 1998, at _______, Eastern Daylight Time, at Home Savings' main office to consider and vote upon Home Savings' Plan of Conversion. Enclosed is a proxy card. The Board of Directors of Home Savings solicits your vote "FOR" the Plan of Conversion. A vote in favor of the Plan of Conversion does not obligate you to purchase common shares of UCFC. If you do not plan to attend the special meeting, please sign and return your proxy card promptly. Your vote is important to us.

         As one of our valued members, you have the opportunity to invest in the future of Home Savings by purchasing common shares of UCFC during the Subscription Offering, without paying a sales commission.

         If you decide to exercise your subscription rights to purchase shares, you must return a properly completed stock order form, together with full payment for the subscribed shares, so that it is RECEIVED by Home Savings not later than 12:00 Noon, Eastern Daylight Time on _________, 1998.

         We also have enclosed a Prospectus and Proxy Statement which fully describes the Conversion and provides financial and other information about UCFC and Home Savings. Please review these materials carefully before you vote or invest. For your convenience we have established a Conversion Information Center. If you have any questions, please call the Conversion Information Center at (330) 747-1111.

         We look forward to continuing to provide quality financial services to you in the future.

                                                Sincerely,

                                                Douglas M. McKay
                                                President

The common shares offered in the Conversion are not savings accounts or deposits and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

  This is not an offer to sell or a solicitation of an offer to buy the common shares. The offer is made only by the Prospectus. There shall be no sale of common shares in any state in which any offer, solicitation of an offer or sale of common shares would be unlawful.

                                   (Optional)

                 (The Home Savings and Loan Company Letterhead)


                               ____________, 1998


Dear Interested Investor:

         The Home Savings and Loan Company of Youngstown, Ohio ("Home Savings") is pleased to announce that we have received regulatory approval to proceed with our plan to convert from a mutual savings and loan association to a permanent capital stock savings and loan association (the "Conversion"), conditioned upon receipt of approval by Home Savings' members, among other things. This Conversion is a significant event in the history of Home Savings in that it allows customers, community members, directors and employees an opportunity to purchase common shares of United Community Financial Corp., the proposed holding company for Home Savings.

         We want to assure you that the Conversion will not result in any changes in the management, personnel or the Board of Directors of Home Savings.

         Enclosed is a Prospectus which fully describes Home Savings, its management, board of directors and financial condition. Please review it carefully before you make an investment decision. If you decide to invest, please return to Home Savings a properly completed stock order form, together with full payment for shares, at your earliest convenience. For your convenience we have established a Conversion Information Center. If you have any questions, please call the Conversion Information Center at (330) 747-1111.


                                              Sincerely,



                                              Douglas M. McKay
                                              President

Enclosures

The common shares offered in the Conversion are not savings accounts or deposits and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

  This is not an offer to sell or a solicitation of an offer to buy the common shares. The offer is made only by the Prospectus. There shall be no sale of common shares in any state in which any offer, solicitation of an offer or sale of common shares would be unlawful.

                 (The Home Savings and Loan Company Letterhead)

                               ____________, 1998


Dear Friend:

         The Home Savings and Loan Company of Youngstown, Ohio ("Home Savings") is pleased to announce that we have received regulatory approval to proceed with our plan to convert from a mutual savings and loan association to a permanent capital stock savings and loan association (the "Conversion"), conditioned upon receipt of approval by Home Savings' members, among other things. The Conversion is a significant event in the history of Home Savings in that it allows customers, directors and employees an opportunity to subscribe for common shares of United Community Financial Corp., the proposed holding company for Home Savings.

         We want to assure you that the Conversion will not affect the terms, balances, interest rates or existing FDIC insurance coverage on deposits at Home Savings, or the terms or conditions of any loans to existing borrowers under their individual contract arrangements with Home Savings. Let us also assure you that the Conversion will not result in any changes in the management, personnel or the Board of Directors of Home Savings.

         Our records indicate that you were a depositor of Home Savings on July 31, 1996, or March 31, 1998. Therefore, under applicable law, you are entitled to subscribe for common shares of United Community Financial Corp. in the Subscription Offering. Orders submitted by you and others in the Subscription Offering are contingent upon the current members' approval of the Plan of Conversion at a special meeting of members to be held on __________, 1998, and upon receipt of all required regulatory approvals.

         If you decide to exercise your subscription rights to purchase shares, you must return a properly completed stock order form, together with full payment for the subscribed shares, so that it is RECEIVED at Home Savings not later than 12:00 Noon, Eastern Daylight Time on __________, 1998.

         Enclosed is a Prospectus which fully describes Home Savings, its management, board of directors and financial condition. Please review it carefully before you invest. For your convenience, we have established a Conversion Information Center. If you have any questions, please call the Conversion Information Center at (330) 747-1111.

                                          Sincerely,


                                          Douglas M. McKay
                                          President
Enclosures

The common shares offered in the Conversion are not savings accounts or deposits and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

  This is not an offer to sell or a solicitation of an offer to buy the common shares. The offer is made only by the Prospectus. There shall be no sale of common shares in any state in which any offer, solicitation of an offer or sale of common shares would be unlawful.

                                   (Optional)

                 (The Home Savings and Loan Company Letterhead)

                                ___________, 1998

Dear Member:

         As a qualified member of The Home Savings and Loan Company of Youngstown, Ohio ("Home Savings"), you have the right to vote upon Home Savings' proposed Plan of Conversion and also generally have the right to subscribe for common shares of United Community Financial Corp., the proposed holding company for Home Savings. However, the proposed Plan of Conversion provides that United Community Financial Corp. will not offer shares in any state in which compliance with the securities laws would be impracticable for reasons of cost or otherwise. Unfortunately, the securities laws of your state would require United Community Financial Corp. to register its common shares and /or its employees in order to sell the common shares to you. Such registration would be prohibitively expensive or otherwise impracticable in light of the few members residing in your state.

         You may vote on the proposed Plan of Conversion and we urge you to read the enclosed Summary Proxy Statement and execute the enclosed Revocable Proxy. Questions regarding the execution of the Revocable Proxy should be directed to Home Savings' Conversion Information Center at (330) 747-1111.


                                            Sincerely,


                                            Douglas M. McKay
                                            President

Enclosures


The common shares offered in the Conversion are not savings accounts or deposits and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

  This is not an offer to sell or a solicitation of an offer to buy the common shares. The offer is made only by the Prospectus. There shall be no sale of common shares in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

                              VIII. Proxy Reminder



A.       Explanation

         A proxygram is used when the majority of votes needed to adopt the Plan of Conversion is still outstanding. The proxygram is mailed to those "target vote" depositors who have not previously returned their signed proxy.

         The target vote depositors are determined by the Conversion agent.

B.       Example enclosed

B.  Example

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                P R O X Y G R A M


                                     (LOGO)


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


YOUR VOTE ON OUR PLAN OF CONVERSION  HAS NOT BEEN RECEIVED.


YOUR VOTE IS VERY IMPORTANT, PARTICULARLY SINCE FAILURE TO VOTE IS EQUIVALENT TO VOTING AGAINST THE PLAN OF CONVERSION.


VOTING FOR THE PLAN OF CONVERSION WILL NOT AFFECT THE INSURANCE COVERAGE OF YOUR ACCOUNTS. ALL ACCOUNTS WILL CONTINUE TO BE INSURED UP TO THE LEGAL LIMIT ($100,000 PER ACCOUNT AS DEFINED BY LAW) BY THE SAVINGS ASSOCIATION INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION, AN AGENCY OF THE U.S. GOVERNMENT.


REMEMBER, VOTING FOR THE PLAN OF CONVERSION DOES NOT OBLIGATE YOU TO BUY ANY SHARES.


PLEASE ACT PROMPTLY! SIGN THE ENCLOSED PROXY CARD AND MAIL OR DELIVER IT TO AN OFFICE OF THE HOME SAVINGS AND LOAN COMPANY OF YOUNGSTOWN, OHIO.


WE RECOMMEND THAT YOU VOTE "FOR" THE PLAN OF CONVERSION.

THANK YOU!


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                 THE BOARD OF DIRECTORS OF
                                                 THE HOME SAVINGS AND LOAN
                                                 COMPANY OF YOUNGSTOWN, OHIO

                               SUBSCRIPTION RIGHTS
                                 SPECIAL NOTICE

Any transfer of, or attempt to transfer, a subscription right to any other person is illegal and subject to civil fines and/or penalties and even criminal fines and/or penalties. The Home Savings and Loan Company of Youngstown, Ohio intends to vigorously prosecute any transfer or attempt to transfer subscription rights that comes to its attention.

If you are (or have been) contacted by anyone offering to give you money to buy common shares in order to transfer the common shares to them later, share the proceeds upon the sale of the common shares, or transfer your subscription rights in any other way, please call us immediately at (330) 747-1111. Thank you.